Exhibit 99.1

FOR RELEASE AT 7:30 AM EDT ON TUESDAY, JULY 23RD, 2013

KODIAK OIL & GAS CORP. ANNOUNCES SECOND QUARTER 2013 SALES VOLUMES AND PROVIDES RESERVES & OPERATIONS UPDATES

DENVER — July 23, 2013 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE: KOG), an oil and gas exploration and production company with primary assets in the Williston Basin of North Dakota, today announced preliminary unaudited operational and financial results for the second quarter ended June 30, 2013, announced updated proven reserves quantities and provided a Williston Basin operations update.

Kodiak has prepared the preliminary operational and financial information included in this news release based on the most current information available to management.  Its normal closing and financial reporting processes with respect to the preliminary operational and financial information have not been fully completed.  As a result, its actual operational and financial results could be different from this summary preliminary data, and any differences could be material.  Kodiak expects to report its second quarter 2013 operational and financial results after the close of trading on Thursday, August 1, 2013.

Second Quarter and First-Half 2013 Sales Volumes

Kodiak reported average daily sales volumes of 23,200 barrels of oil equivalent per day (BOE/d) for the second quarter 2013.  This represents an 83% increase over sales volumes of 12,700 BOE/d for the second quarter 2012, and an 8% increase over first quarter 2013 sales volumes of 21,700 BOE/d.  Crude oil accounted for 87% of second quarter 2013 sales volumes.

The Company disclosed production, sales volumes and netback prices received for the period ended June 30, 2013 as summarized below:

	Quarterly Comparisons					First-Half Comparison
	Three Months Ended			% Change		Six Months Ended		% Change
Kodiak Oil & Gas Corp. Net Sales Volumes Comparison	June 30, 2013	March 31, 2013	June 30, 2012	Sequential Quarter	Qtr.- over- Qtr.	June 30, 2013	June 30, 2012	6ms- over- 6ms
Net Sales Volumes
Crude Oil (MBbls)	1,838	1,716	1,044	7%	76%	3,554	1,922	85%
Natural Gas (MMcf)	1,641	1,420	669	16%	145%	3,061	1,173	161%
Barrels of Oil Equivalent (MBOE)	2,112	1,953	1,155	8%	83%	4,065	2,118	92%
Average Daily Volumes
Daily Sales (BOE/day)	23,200	21,700	12,700	—	—	22,500	11,600	—
Product Price Received
Crude Oil ($/Bbl)	$88.88	$90.80	$78.93	-2%	13%	$89.81	$82.81	8%
Natural Gas ($/Mcf)	$6.16	$6.48	$5.05	-5%	22%	$6.31	$5.54	14%

Drilling and Completion Operations

During the second quarter of 2013, Kodiak completed 25 gross (21.5 net) operated wells and participated in the completion of 23 gross (2.5 net) non-operated wells.  Beginning in late May 2013, Kodiak operated with two full-time, 24-hour-per-day completion crews.  The Company intends to maintain the second completion crew through most of the remaining months of the year, as well as utilize a third completion crew on a temporary basis on the recently acquired lands.  The Company expects to complete 30 gross (25 net) operated wells during the third quarter.

Kodiak released one drilling rig in June 2013 leaving it with six operated rigs prior to the July 2013 acquisition. Upon closing of the July 2013 acquisition, Kodiak assumed the seller’s contract on an additional drilling rig and therefore the Company is presently operating a total of seven rigs.  Currently, three drilling rigs are operating in the Polar project area in southern Williams County, two rigs in the Smokey project area, one rig in the Koala project area in McKenzie County, and one rig in Dunn County.

Downspacing Tests

The Company’s program to test 12 wells within a 1,280-acre drilling spacing unit (DSU) continues on schedule in the Polar and Smokey operating areas. All wells in the Polar project area in southern Williams County have been completed with eight of the wells on production, while the remaining four wells are currently undergoing drill out procedures on the flow through plugs.  In the Smokey project area in central McKenzie County, five wells have been completed and are on production and three wells are currently undergoing fracture stimulation procedures. The remaining four wells are on a separate drilling pad and drilling operations are nearly complete.  Infrastructure buildout has been completed in both areas.

Current Production

The Company’s current net production is approximately 34,000 BOE per day, consisting of approximately 28,500 BOE per day from legacy production and 5,500 BOE per day from recently acquired properties assuming no change to non-operated production.

Reserves Update

As of June 30, 2013, and pro forma for the  July 2013  acquisition, Kodiak had estimated proved reserves of 123.9 million barrels of oil and 120.7 billion cubic feet of natural gas, or 144.0 million barrels of oil equivalent (MMBoe).  The estimated present value discounted at 10% was $3.2 billion, before income tax effect. The Company’s reserves are comprised of 86% crude oil and 14% natural gas.  The June 30, 2013 proved reserves (prior to the addition of acquired reserves) reflect a 28% increase over year-end 2012’s proved reserves of 94.8 MMBoe.

Kodiak’s legacy estimated reserves’ quantities were audited by the Company’s independent reservoir engineering consultant, Netherland Sewell & Associates, Inc.  The reserves estimate for the July 2013 acquisition was internally prepared by Kodiak and its in-house reservoir engineers.

The following table provides information regarding Kodiak’s reserves and operations located in its core areas:

Kodiak Oil & Gas Corp. Proved Reserves Summary at June 30, 2013 — Legacy and Pro Forma

Reserve Category	% of Reserves	Oil (MBbls)	Gas (MMcf)	June 2013 MBOE	December 2012 MBOE	% Change	June 2013 PV-10 ($MM)
Legacy Assets
Proved Developed Producing	46%	47,262	48,442	55,336	43,136	28%	$1,669
Proved Developed Non-Producing	0%	0	0	0	0	NM	0
Proved Undeveloped	54%	56,823	54,233	65,862	51,647	28%	$956

Total Proved	100%	104,085	102,676	121,197	94,784	28%	$2,625
Pro Forma for July 2013 Acquisition
Proved Developed Producing	47%	57,607	57,144	67,131	—	—	$2,059
Proved Developed Non-Producing	0%	0	0	0	—	—	—
Proved Undeveloped	53%	66,318	63,511	76,903	—	—	$1,141

Total Proved — Pro Forma	100%	123,924	120,655	144,033	—	—	$3,200

2013 Production and Capital Expenditure Guidance

After assessing production volumes for the first six months of 2013, the completion activity planned for the balance of 2013, along with taking into account the July 2013 acquisition combined with the associated potential trades, divestitures of non-operated properties, and acquisition of additional interests in existing drilling units, we estimate our average daily production will be in the range of 30,000 BOE/d to 34,000 BOE/d for the full-year 2013.

In conjunction with the anticipated drilling and completion schedule in second half of the year, the July 2013 acquisition, combined with the contemplated transactions affecting our working interest in its operated units, we are increasing the estimated full year capital budget to a range of $950 million to $1 billion. This budget contemplates approximately 100 net wells being completed in 2013.

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas primarily in the Williston Basin in the U.S. Rocky Mountains. For further information, please visit www.kodiakog.com. The Company’s common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s expectations as to the anticipated benefits of the  July 2013 acquisition, expectations regarding the Company’s operational, exploration and development plans. expectations regarding drilling plans, the Company’s expectations regarding its anticipated capital requirements and its 2013 capital budget, and expectations regarding  production, revenues, cash flows and recoveries. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. Trevor P. Seelye, CFA, Director of Financial Planning & Investor Relations +1-720-399-3282

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11